EXHIBIT 99.1

Contact Information:
July 7, 2006	Thomas J. Jansen
Chief Financial Officer
414-643-2252

FOR IMMEDIATE RELEASE

RBS Global Announces Revised Pricing of Tender Offer

Milwaukee, WI – July 7, 2006

RBS Global, Inc. (“RBS Global”) announced today the revised pricing terms of its cash tender offer and consent solicitation with respect to the 10 1/8% Senior Subordinated Notes due 2012 (the “Notes”) of its wholly owned subsidiary Rexnord Corporation (“Rexnord”). The tender offer and consent solicitation remains open and is scheduled to expire at 5:00 p.m., New York City time, on July 20, 2006, unless extended (the “Expiration Date”).

The total consideration for the Notes was determined as of 10:00 a.m., New York City time, on June 6, 2006 by reference to a fixed spread of 50 basis points above the yield to maturity of the applicable U.S. Treasury security as described in the Offer to Purchase and Consent Solicitation Statement of RBS Global, dated June 2, 2006 (the “Statement”). The reference yield for the Notes was 5.315%.

Assuming a payment date of July 21, 2006, which is the first business day after the Expiration Date, the total consideration per $1,000 principal amount of Notes (the “Total Consideration”) that were validly tendered prior to 5:00 p.m., New York City time, on June 15, 2006 (the “Consent Date”), which was the deadline for holders who desired to receive a cash consent payment to tender their Notes and deliver their consents, will be $1,103.77. The Total Consideration includes the cash consent payment of $30.00 per $1,000 principal amount of tendered Notes. Holders who tender their Notes and deliver their consents after the Consent Date, but prior to the Expiration Date, will receive the tender offer consideration, which consists of the Total Consideration less the cash consent payment of $30.00 per $1,000 principal amount of tendered Notes. All holders of Notes validly tendered prior to the Expiration Date will receive accrued and unpaid interest on their tendered Notes up to, but not including, the payment date for the tender offer and consent solicitation.

The Total Consideration was determined pursuant to a formula set forth in the Statement. The Total Consideration may be higher or lower, based on this formula, depending on the actual payment date.

The complete terms and conditions of the tender offer and consent solicitation are described in the Statement and the related Consent and Letter of Transmittal, copies of which may be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation, at (212) 269-5550 or (800) 714-3312 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation: Credit Suisse Securities (USA) LLC, which may be contacted at (212) 538-0652 or (800) 820-1653 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Statement and the related Consent and Letter of Transmittal.

About RBS Global and Rexnord Corporation

RBS Global is the parent company of Rexnord. Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of highly-engineered precision motion technology products, primarily focused on power transmission with approximately 5,800 employees worldwide. Rexnord products are sold around the world by over 300 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors.

Forward-Looking Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in SEC filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

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